Exhibit 11.1

PartnerRe Ltd.
Computation of Net Income per Common and Common Equivalent Share
For the Six Months and Three Months Ended June 30, 2003 and 2002
(Expressed in thousands of U.S. dollars, except per-share amounts)

	For the Six Months Ended June 30, 2003			For the Six Months Ended June 30, 2002

	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount

Net Income	$246,284			$129,844
Less: Preferred dividends	19,567			10,000

Net Income available to common shareholders/ Basic Net Income Per Share	226,717	52,810.3	$4.29	119,844	50,283.6	$2.38

Effect of Dilutive Securities:
Class B Warrants		449.3			916.2
Stock Options		456.8			539.3

Net income available to common shareholders/Diluted Net Income Per Share	$226,717	53,716.4	$4.22	$119,844	51,739.1	$2.32

	For the Three Months Ended June 30, 2003			For the Three Months Ended June 30, 2002

	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount

Net Income	$121,915			$66,589
Less: Preferred dividends	14,567			5,000

Net Income available to common shareholders/ Basic Net Income Per Share	107,348	53,221.8	$2.02	61,589	50,280.5	$1.22

Effect of Dilutive Securities:
Class B Warrants		—			913.3
Stock Options		476.9			512.6

Net income available to common shareholders/Diluted Net Income Per Share	$107,348	53,698.7	$2.00	$61,589	51,706.4	$1.19